Exhibit 99.1

June 26, 2009	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Don Sherry
405-551-6738

Oklahoma Natural Gas Seeks Rate Change

OKLAHOMA CITY – June 26, 2009 – ONEOK, Inc. (NYSE:OKE) announced that its Oklahoma Natural Gas Company division today filed an application with the Oklahoma Corporation Commission seeking a $66.08 million increase in the utility’s base rates. The company has not had a base rate adjustment since July 2005.

In testimony prepared for the rate case, Oklahoma Natural Gas Company President Roger Mitchell pointed out that several expenses that now appear as separate line-item charges on customers’ bills would be moved into base rates under this proposal, effectively reducing the requested rate increase to a net amount of $37.6 million.

Mitchell explained that since the company’s last increase in 2005, Oklahoma Natural has invested more than $162 million, or 27 percent, in its rate base. In addition, operating expenses, such as labor, operations and maintenance, have increased during that same period of time.

Mitchell also said the company has continued to operate efficiently, effectively and reliably, while providing superior service. “We have been able to do this through our commitment to maintaining, improving and expanding the extensive infrastructure that makes Oklahoma Natural’s utility service accessible to Oklahomans,” he said.

The rate application also continues the company’s migration from traditional rate cases to performance-based rates under an order previously approved by the Oklahoma Corporation Commission. When fully implemented, performance-based rates will provide for a streamlined annual review of the company’s performance and will result in rate adjustments that are less substantial than might be experienced when rate cases are years apart. Mitchell said the new process will also allow Oklahoma Natural Gas to share improved efficiency benefits with its customers.

    The company estimated that the proposed rate increase would result in an average Oklahoma Natural Gas residential customer paying approximately $5 per month more for the utility’s natural gas delivery service.

Oklahoma Natural Gas Seeks Rate Change

    In accordance with Oklahoma law, the Oklahoma Corporation Commission will have 180 days to consider Oklahoma Natural Gas Company’s proposed rate changes.

    Oklahoma Natural Gas Company is the state’s largest natural gas utility, serving more than 800,000 customers across three-quarters of the state of Oklahoma.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.3 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leaderin the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.
OKE-FV

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